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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)

                              Mastech Corporation
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                  57632N 10 5
                                  -----------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[    ]    Rule 13d-1(b) (Qualified Investor)
[    ]    Rule 13d-1(c) (Passive Investor)
[  X ]    Rule 13d-1(d) (Exempt Investor)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                        SCHEDULE 13G PAGE 2 OF 6 PAGES
===============================================================================


  CUSIP NO.  57632N 10 5


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      NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS.
 1    OF ABOVE PERSONS:

      Arun Nayar

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         United States


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                          SOLE VOTING POWER
                     5                                               4,370,597*
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                  4,370,597*

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                               Not Applicable

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11                                                                    9.1%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12                                                                     IN


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                                      -2-
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Item 1

     (a) Name of Issuer

         Mastech Corporation

     (b) Address of Issuer's Principal Executive Offices

         1004 McKee Road, Oakdale, PA 15071

Item 2

     (a) Name of Person Filing

         Arun Nayar

     (b) Address of Principal Business Office or, if none, Residence

         9 Marshall Lane
         Weston, CT 06883

     (c) Citizenship

         United States

     (d) Title of Class of Securities

         Common Stock, Par Value $.01 Per Share

     (e) CUSIP Number

         57632N 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

        Not Applicable

Item 4. Ownership.


     (a)  Amount beneficially owned:

          4,370,597 shares*

     (b)  Percent of class:

          9.1%

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     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                4,370,597 shares*

          (ii)  Shared power to vote or to direct the vote

                Not Applicable

          (iii) Sole power to dispose or to direct the disposition of

                Not Applicable

          (iv)  Shared power to dispose or to direct the disposition of

                Not Applicable


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         The Reporting Person is a co-trustee of three family trusts for which Mr. Ashok Trivedi is the co-trustee with sole investment and dispositive powers, but no voting powers.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable


Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable


Item 10. Certification

         Not Applicable


* See Exhibit A

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 13, 1999
                                              ----------------------------------
                                                            Date

                                               /s/Arun Nayar
                                              ----------------------------------
                                                          Signature

                                              Arun Nayar
                                              ----------------------------------
                                                          Name/Title

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                                   Exhibit A
                                   ---------

* The Reporting Person disclaims beneficial ownership of such shares.